UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 28, 2014

GREAT AMERICAN GROUP, INC.

(Exact name of registrant as specified in its charter)

Delaware	000-54010	27-0223495
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

21860 Burbank Boulevard, Suite 300 South Woodland Hills, California	91367
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (818) 884-3737

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On July 28, 2014, the Board of Directors of Great American Group, Inc. (the “Company”), upon the recommendation of the Company’s Corporate Governance Committee, appointed Richard Todaro to serve as a director of the Company to fill an existing vacancy and as a member of the Company’s Audit Committee. Mr. Todaro will serve as a Class II director of the Company and his term will expire at the Company’s 2014 annual meeting of stockholders. There is not any arrangement or understanding between Mr. Todaro and any other person pursuant to which Mr. Todaro was selected to be a director.

Richard Todaro, CFA, is President of Todaro Capital. Mr. Todaro previously spent 20 years at Kennedy Capital Management, managing the Small Cap Growth portfolio there for the past 10 years. He held several positions at Kennedy Capital Management, including Analyst, Assistant Director of Research, Assistant Portfolio Manager, Portfolio Manager, and Vice President and served as a member of its board of directors. Mr. Todaro spent three years as a board member of the University of Missouri – St. Louis Finance Department. He currently serves as an advisory board member for Gateway Greening. Mr. Todaro also served in the Air National Guard as a staff sergeant from 1991 to 1997. Mr. Todaro received a BSBA in Finance from the University of Missouri – St. Louis and a Master of Finance degree from Saint Louis University. Mr. Todaro has also passed the Uniform Investment Advisor Law examination.

As a non-employee director, Mr. Todaro will receive the same compensation paid to other non-employee directors of the Company in accordance with the policies and procedures previously approved by the Board of Directors for non-employee directors, as disclosed in the Company’s Annual Report on Form 10-K/A as filed with the Securities and Exchange Commission on April 30, 2014. In addition, Mr. Todaro has entered into the Company’s standard form of indemnification agreement.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

July 30, 2014	GREAT AMERICAN GROUP, INC.
	By:	/s/ Phillip J. Ahn
		Name:	Phillip J. Ahn
		Title:	Chief Financial Officer and Chief Operating Officer